Exhibit 10.13

Stock Purchase Agreement

This Stock Purchase Agreement (“Agreement”) is made as of March 31, 2010 among (i) Neogen Corporation, a Michigan corporation whose address is 620 Lesher Place, Lansing, Michigan 48912 (“Buyer”), (ii) GeneSeek, Inc., a Nebraska corporation whose address is 4665 Innovation Drive, Lincoln, Nebraska 68521 (“Company”), and (iii) the shareholders of the Company listed on attached Exhibit A (collectively, “Sellers”, and individually, a “Seller”).

Recitals

A. Sellers own the number of shares opposite their names on Exhibit A, the aggregate number of which shares is all of the Company’s issued and outstanding shares. The aggregate Company shares owned by all Sellers is referred to as the “Sellers’ Shares”. The number of Company shares owned by a Seller listed on Exhibit A is referred to as the “Seller’s Shares”. Each share of the Company’s stock outstanding is referred to as a “Share”.

B. Company is engaged in the business of genomic research, testing and analysis related to food, agriculture and veterinary applications including but not limited to genotyping, SNP discovery and DNA sequence analysis, and services associated with providing these analyses (collectively, “Business”).

C. Buyer desires to purchase, and Sellers desires to sell, the Sellers’ Shares upon the terms, conditions and covenants contained in this Agreement.

The parties agree as follows:

1. Purchase and Sale. Based upon the representations, warranties and agreements contained in this Agreement and subject to the terms and conditions set forth in this Agreement, at the Closing Date, as defined in Section 3, Sellers agree to sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from Sellers, the Shares.

2. Purchase Price; Method of Payment. Sellers agree to sell the Shares, and Buyer to purchase the Shares, for the total consideration provided in this Section 2, subject to all limitations and adjustments provided in this Agreement, which total consideration shall be paid pro rata to the Sellers based on their share ownership as provided in this Section (“Price”).

(a) Cash Price. Buyer shall pay Sellers, in proportion to their relative stock holdings as listed on Exhibit A, Twelve Million Five Hundred Forty Five Thousand Three Hundred Four and XX/100 Dollars ($12,545,304) in immediately available funds to Sellers at Closing (“Cash Price”), subject to adjustment as provided in this Agreement.

(b) Adjustment of Cash Price. The Cash Price payable at Closing shall be adjusted as follows:

(1) Not less than two business days prior to the Closing Date, Seller will prepare and deliver a certificate (“Net Assets Certificate”) containing Seller’s best estimate, as of the Closing Date, of the Company’s estimated total assets (“Estimated Closing Total Assets”) and the Company’s estimated total liabilities (“Estimated Closing Total Liabilities”). The Estimated Closing Total Assets and Estimated Total Liabilities shall be determined in accordance with GAAP (as defined in Section 4.(c)(3)) consistent with the Company’s past practices; provided (i) no tax refunds in excess of income taxes payable shall be included in the calculation; (ii) there shall be no tax refund, credit or reduction in Taxes forming part of the Total Assets or Total Liabilities (as these terms are defined in the next sentence), as applicable, or the Final Closing Total Assets or Final Closing Total Liabilities (as these terms are defined in Section 13) attributable to any payments pursuant to the Option Grantee Documents (as defined in Section 6.(c)); and (iii) Sellers shall be entitled to treat $101,665, associated with the Nebraska Advantage, as a part of the Total Assets and Final Total Assets. Total assets and total liabilities of the Company determined pursuant to this Section 2.(b)(1) are referred to as “Total Assets” and “Total Liabilities”, respectively. Representatives from Seller and Buyer shall jointly take a physical inventory on or about the Closing Date using a mutually acceptable procedure from which the estimated Inventories (as defined in Section 4.(h)) as of Closing Date shall be calculated and using such counts the final Inventories shall be computed.

(2) On the Closing Date, the Cash Price shall be adjusted by the amount (“Closing Purchase Price Adjustment Amount”) which shall equal the Estimated Closing Total Assets minus the Estimated Closing Total Liabilities. If the Closing Purchase Price Adjustment Amount is greater than Eight Hundred Forty Five Thousand Dollars ($845,000) (“Target Net Assets”), then the Cash Price payable at Closing shall be increased dollar for dollar by 90.9% of the Closing Purchase Price Adjustment Amount in excess of the Target Net Assets. If the Closing Purchase Price Adjustment Amount is less than the Target Net Assets, then the Cash Price payable at Closing shall be decreased dollar for dollar by 90.9% of the deficiency compared to the Target Net Assets.

(3) After the Closing Date and pursuant to the procedure set forth and as defined in Section 12, the Cash Price shall be adjusted by the amount (“Post-Closing Purchase Price Adjustment Amount”) which shall equal the Final Closing Net Assets Value minus the Closing Purchase Price Adjustment Amount. If the Post-Closing Purchase Price Adjustment Amount is a positive number, then the Cash Price shall be increased by the Applicable Percentage (as defined in Section 2.(d)(8)) times the Post-Closing Purchase Price Adjustment Amount (“Upward Adjusted Post-Closing Purchase Price Adjustment Amount”) and Buyer shall immediately (and in any event within five business days) after the final determination thereof pay to Sellers the Upward Adjusted Post-Closing Purchase Price Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by Sellers. If the Post-Closing Purchase Price Adjustment Amount is a negative number, then the Cash Price shall be decreased by the Applicable Percentage times the Post-Closing Purchase Price Adjustment Amount (“Downward Adjusted Post-Closing Purchase Price Adjustment Amount”) and Sellers shall immediately (and in any event within five business days) after the final determination thereof pay to Buyer the Downward Adjusted Post-Closing Purchase Price Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by Buyer. The party that owes the other any amount pursuant to this Section 2.(b)(3) agrees to pay that party interest at the prime rate published in the Wall Street Journal plus 6% between the date on which the amount was due and the date on which the amount due is paid in full.

(c) Contingent Price. Buyer shall pay Sellers the following amounts (“Contingent Price”) within 30 days of the end of applicable Counting Year (as defined in Section 2.(d)(1)) and provide Sellers with a statement showing the computation by which the amount payable was determined:

(1) The Applicable Percentage times 50% of the excess, if any, of the sum of the Gross Profit (as defined in Section 2.(d)(2)) minus Applicable Depreciation (as defined in Section 2.(d)(5)) minus the Base (as defined in Section 2.(d)(6)) for the first Counting Year (as defined in Section 2.(d)(1)) after the Closing Date; provided in no event shall the amount payable by Buyer (i) pursuant to Section 2.(a), (b) and (c)(1) exceed the Cap (as defined in Section 2.(d)(7)); and (ii) unless the Principal Shareholders are employed by or consultants to the Company in an active management role during the entire first Counting Year; provided further the requirement of Section 2.(c)(1)(ii) shall not be applicable if (A) either of the Principal Shareholders’ employment or consultancy is terminated during the first Counting Year by Buyer for reasons other than Cause (as defined in Section 2.(d)(9)); (B) either of the Principal Shareholders dies (and the remaining Principal Shareholder remains employed or consulting as applicable unless he too dies or is Disabled during the first Counting Year); or (C) either of the Principal Shareholders is Disabled (as defined in Section 2.(d)(10)) (and the remaining Principal Shareholder remains employed or consulting as applicable unless he too dies or is Disabled during the Counting Year).

(2) The Applicable Percentage times 50% of the excess, if any, of the sum of the Gross Profit minus Applicable Depreciation minus the Base for the second Counting Year after the Closing Date; provided in no event shall the amount payable by Buyer (i) pursuant to Section 2.(a), (b), (c)(1) and (c)(2) exceed the Cap; and (ii) unless the Principal Shareholders are employed by or consultants to the Company in an active management role during the entire second Counting Year; provided further the requirement of Section 2.(c)(2)(ii) shall not be applicable if (A) either of the Principal Shareholders’ employment or consultancy is terminated by Buyer during the second Counting Year for reasons other than Cause; (B) either of the Principal Shareholders dies (and the remaining Principal Shareholder remains employed or consulting as applicable unless he too dies or is Disabled during the second Counting Year); or (C) either of the Principal Shareholders is Disabled (and the remaining Principal Shareholder remains employed or consulting as applicable unless he too dies or is Disabled during the second Counting Year).

(3) The Applicable Percentage times 50% of the excess, if any, of the sum of the Gross Profit minus Applicable Depreciation minus the Base for the third Counting Year after the Closing Date; provided in no event shall the amount payable by Buyer (i) pursuant to Section 2.(c)(3) exceed One Million Five Hundred Thousand Dollars ($1,500,000); (ii) pursuant to Section 2.(a), (b), (c)(1), (c)(2) and (c)(3) exceed the Cap; and (iii) unless the Principal Shareholders are employed by or consultants to the Company in an active management role during the entire third Counting Year; provided further the requirement of Section 2.(c)(3)(ii) shall not be applicable if (A) either of the Principal Shareholders’ employment or consultancy is terminated by Buyer during the second Counting Year for reasons other than Cause; (B) either of the Principal Shareholders dies (and the remaining Principal Shareholder remains employed or consulting as applicable unless he too dies or is Disabled during the third Counting Year); or (C) either of the Principal Shareholders is Disabled (and the remaining Principal Shareholder remains employed or consulting as applicable unless he too dies or is disabled during the third Counting Year).

(d) Definitions. The following terms are defined as follows:

(1) The term “Counting Year” shall mean each full 12 month period after the Closing for the period April 1st to March 31st.

(2) The term “Gross Profit” shall mean the Net Sales (as defined in Section 2(d)(3)) minus Cost of Goods Sold (as defined in Section 2.(d)(4)) with the computation of Gross Profit and Cost of Goods Sold made in accordance with GAAP consistent with Company’s past accounting practices.

(3) The term “Net Sales” shall mean, with respect to all products and services sold by the Company, the total gross invoices for such items less (i) trade, quantity or cash discounts actually allowed and taken, (ii) freight costs, customs duties, use, tariff, import/export duties, excise taxes and sales taxes, if any, related to the sale of such items, and (iii) amounts allowed by reason of rejections and reasonable allowances for return of goods.

(4) The term “Cost of Goods Sold” shall mean, with respect to all products and services sold by the Company, the invoice cost of raw material (exclusive of freight, special handling insurance charges, and applicable sales/use tax) and labor and fringe benefit cost determined in the same manner as to the Company’s 2009 costs of goods sold. The wages, payroll taxes, simple IRA and health and dental insurance for the Principal Shareholders, Keller, Dronova and Martin are excluded from 2009 costs of goods sold. Any new employees hired in a Counting Year under the job title as Laboratory Technician, Laboratory Assistant, Laboratory Manager, or Diagnostics Laboratory Technician will be included in the definition of Costs of Goods Sold. All other new employees hired in a Counting Year will be excluded from the definition of Costs of Goods Sold unless there is a written agreement between the Sellers and Buyer to include other positions. Cost of Goods Sold will be determined according to the definition contained in this Section 2.(d)(4) in determining the Contingent Price regardless of how cost of goods sold is computed by Buyer for financial reporting or other purposes.

(5) The term “Applicable Depreciation” shall mean the Company’s depreciation for financial statement purposes during the Counting Year consisting of the depreciation of (i) depreciable assets reflected in the Company’s books at Closing; (ii) assets relating to the Contribution as provide in Section 9; and (iii) other capital investments.

(6) The term “Base” shall mean Three Million and XX/100 Dollars ($3,000,000).

(7) The term “Cap” shall mean Nineteen Million Ninety One Thousand One Hundred and XX/100 Dollars ($19,091,100).

(8) The term “Applicable Percentage” shall mean either (i) 90.91% if all the Option Grantees (as defined in Section 4.(a)(5)) are employed by Buyer on the last day of the applicable Counting Year (“Employed Option Grantees”); or (ii) the percentage determined by a fraction, the numerator of which is Sellers’ Shares and the denominator of which is the sum of the (A) the Sellers’ Shares; plus (B) the sum of the Option Shares of each of the Employed Option Grantees (as defined in Exhibit 4.(d)(5)).

(9) The term “Cause” shall mean (i) conviction of or a judgment against by either of the Principal Shareholders for an employment related offense of dishonesty and fraud; (ii) material breach of the terms and conditions of Buyer’s work rules; (iii) failure of either of the Principal Shareholders to reasonably perform their assigned duties (after the Principal Shareholder has been given notice of the deficiency and afforded ten days opportunity to cure); (iv) gross negligence or willful or wanton misconduct; or (v) commission of a crime that might adversely affect the business or reputation of the Company or its affiliates or a Principal Shareholder’s suitability or acceptability to the employees, suppliers or customers of the Company or its affiliates.

(10) The term “Disability” or “Disabled” shall mean a Principal Shareholder’s inability to perform his normal duties for a six month continuous period.

(e) Sellers Review of Calculation. Sellers who owned at least 80% of the Company’s stock prior to Closing, as a group, may ascertain compliance with Buyer’s obligations under Section 2.(c) by notifying Buyer in writing within thirty days after receipt of Buyer’s notification under Section 2.(c) of Sellers’ desire to verify such information. Within twenty business days from such notification, Buyer shall provide to Sellers or as the case may be, to Sellers’ representative, such books and records, possibly in an electronic form, as may be reasonably required to verify such information. Receipt of such copies shall not preclude Sellers from the right to perform a more extensive audit at Buyer’s office during normal business hours to verify further such information. Buyer shall allow such audit to be performed so that it can be completed within thirty days after the date on which Sellers notified Buyer that it desired to verify such information.

(1) If Sellers disagree with Buyer’s calculations under Section 2.(c), they shall notify Buyer within thirty days from the date on which Sellers notified Buyer that it desired to verify such information (“Sellers’ Contingent Price Objections”).

(2) If Buyer disagrees with Sellers’ Contingent Price Objections, it shall notify Sellers and the parties shall attempt to resolve the disagreement. If Buyer fails to so notify Sellers in writing within thirty days of the Sellers’ Contingent Price Objections, then Buyer shall be deemed to have accepted the findings set forth in the Sellers’ Contingent Price Objections and Buyer shall have waived all claims to the contrary. If the parties fail to agree on the Sellers’ Contingent Price Objections, Buyer shall pay the undisputed portion of Sellers’ Contingent Price Objections within 75 days after the end of the applicable Counting Year and the remainder of such disagreement shall be resolved in accordance with the principles set forth in Section 12.

(3) Each such audit shall be at Sellers’ expense; provided, that if it is finally determined Buyer has breached its payment obligation by an amount in excess of $50,000 under Section 2.(c), then Buyer shall pay the reasonable costs of such audit.

(4) If Buyer agrees with Sellers’ Contingent Price Objections or the findings of the audit has been confirmed under Section 12, Buyer shall pay within ten business days the due amount pursuant to Section 2.(c).

(f) Seller Releases. In consideration for payment of the Price, as of and following the Closing Date, each Seller (on each Seller’s own behalf and on behalf of each Seller’s heirs, personal representatives, officers, directors, successors and assigns, as applicable) knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue Buyer or the Company, their respective predecessors, successors, parents, subsidiaries and affiliates, and all of their respective current and former officers, directors, employees, agents, and representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that each Seller has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of law, matter or cause whatsoever from the beginning of time to the Closing Date, with respect to the Company, to the extent permitted by law except to the extent arising under the transaction contemplated by the Agreement; provided each Seller who is an officer or director shall remain entitled to indemnification by the Company for all claims as to which they would have been so entitled prior to Closing for actions or inaction within the scope of Seller’s duties.

(g) Buyer Restrictions. Buyer agrees that, until the determination of the Contingent Price and the passage of the Counting Years, Buyer shall conduct the Business in a commercially reasonable manner and shall (i) not dissolve or liquidate the Company; (ii) not make any transfers of assets or liabilities outside the ordinary course of business which would have the result of negatively impacting the Contingent Price; (iii) not charge the Company with any of Buyer’s expenses in connection with this transaction; (iv) not delay receipt of Net Sales, or accelerate Costs of Goods Sold, to a period outside the Counting Year; or (v) not change the business solely for the purpose of reducing the Contingent Price. Buyer agrees that (I) any changes made to the Company’s accounting methods which are inconsistent with those used by the Company before Closing shall be disregarded in calculating the Contingent Price; and (ii) any transactions between the Company and its affiliates shall be at arm’s length.

(h) Buyer Sale of Business Assets. In the event Buyer or Company consummates or enters into an agreement regarding a sale of all or substantially all of the Business assets at any time prior to the final determination of the aggregate Contingent Price, Buyer shall, as part of such sale, require the purchaser to fulfill the terms of this Agreement.

3. The Closing. The closing of the purchase and sale of the Shares as provided in this Agreement shall be no later than March 31, 2010 at the offices of Buyer, or at such other place as may be fixed by mutual agreement of Buyer and Sellers. The date and event of closing are respectively referred to in this Agreement as the “Closing Date” and “Closing.” The Closing shall be deemed to occur at 5:00 p.m. EST on the Closing Date, with Buyer responsible for income and expenses of Company properly recorded after 5:00 pm EST on the Closing Date. At the Closing:

(a) Each Seller shall deliver to Buyer stock certificates representing all of the Shares owned by that Seller, accompanied by stock powers, duly endorsed to Buyer or other duly executed instruments of transfer approved by Buyer and the certificates and other items required by Section 6; and

(b) Buyer shall deliver to each Seller that Seller’s portion of the Price payable at Closing as provided in Section 2, certificates and other items required by Section 7.

4. Representations and Warranties of Sellers. In order to induce Buyer to enter into this Agreement, each of the Sellers makes the following representations and warranties to Buyer:

(a) Organization and Qualification, Subsidiaries and Ownership.

(1) The Company is validly existing and in good standing under the laws of Nebraska. No failure on the part of Company to be qualified as a foreign corporation in any jurisdiction materially and adversely affects the Business or financial position or results of the operation of the properties of Company by reason of any disability affecting its right to own property, collect receivables, enforce contracts or otherwise. Company has the requisite corporate power and authority to own or hold under lease or similar agreement all of its properties and to carry on the Business as it is now being conducted. Company is duly qualified to do business and is in good standing as a foreign corporation in the state and jurisdiction as a foreign corporation is required in connection with the conduct of its business, a true and complete list of which is set forth on Exhibit 4.(a)(1). Company has previously delivered to Buyer complete and correct copies of Company’s Articles of Incorporation and Bylaws and all amendments to them and all organizational documents of the Subsidiary. Company has delivered to Buyer a complete and accurate copy of the Company minute book from 1996 through 2010 in which there is accurate records of all meetings, and consents in lieu of meetings, of the Company’s board of directors and shareholders held or executed since the incorporation of Company,. The stock books and ledgers of Company have been delivered to Buyer for its inspection, and such books and records are accurate and complete. No preferred shares of the Company are or were issued and outstanding.

(2) Company has no subsidiaries or other divisions or operations and neither owns nor has a right or obligation to acquire any equity interest (or option) of any other entity. Company neither participates nor has an interest in any joint venture or similar agreement.

(3) The Shares constitute all of the issued and outstanding shares of capital stock of, and other voting, equity or other ownership interest in, Company. Other than the Sellers, no person or entity is or will be entitled to receive any payment from Buyer with respect to the transfer of the Shares to Buyer. The authorized capital stock of the Company is 100,000 shares of voting common stock of which 22,727 are issued and outstanding. All Shares have been validly authorized and issued, are fully paid and non-assessable and have not been issued in violation of any preemptive right or of any securities laws. Other than the 2009 Non-Qualified Stock Option Plan, adopted on November 23, 2009 (“GeneSeek Option Plan”), there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge, or other disposition of any shares of Company stock or any securities convertible into, or other rights to acquire, any Company shares; (ii) obligates Company or any other entity to grant, offer or enter into any of the forgoing; or (iii) relates to the voting or control of any such capital stock, securities or rights.

(4) Each Seller owns of record and beneficially the Seller’s Shares. Each Seller has, and shall transfer to Buyer at Closing, good, valid and marketable title to the Seller’s Shares free and clear of any security interest, pledge, lien, charge, claim, option, equity, right, proxy, voting or other agreement, restriction on transfer or encumbrance of any nature.

(5) Company has provided Buyer with a true copy of the GeneSeek Option Plan. The GeneSeek Option Plan has been or will be terminated as of the Closing Date. Attached Exhibit A sets forth the names of all persons to whom grants were made by the Company pursuant to the GeneSeek Option Plan (“Option Grantees”) and the number of shares each of the Option Grantees received an option to purchase (“Option Shares”). The Option Shares were granted to the Option Grantees in conformity with the GeneSeek Option Plan. The fair market value of each share of the Company’s stock on the date of adoption of the GeneSeek Option Plan was Three Hundred Sixty Seven Dollars ($367). Each of the Option Grantees and the Company entered into a Nonstatutory Stock Option Agreement (collectively, “Option Agreements”), true copies of which have been provided to Buyer. None of the Option Grantees exercised their rights to purchase the Option Shares and no Company shares have been or are required to be issued pursuant to the Option Agreements.

(6) The Company has a registered office located at c/o Dr. Glenn Crocker, Biocity Nottingham Ltd., Pennyfoot Street, Nottingham NG1 1GF, United Kingdom (“UK Office”). The Company, through the UK office (i) has not engaged in any business activities, (ii) has never had and does not now have any assets located at the UK Office; (iii) has never had and does not now have any employees at the UK Office; and (iv) has no liabilities associated with the UK Office.

(b) No Violation. Except as disclosed in Exhibit 4.(b), the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by it will not violate any provision of law, order, or regulation of any governmental authority applicable to Company or the corporate charter or by-laws of Company or constitute a default under any judgment, order or decree of any court of governmental agency or instrumentality, or conflict or constitute a breach or a default under any agreement to which Company is a party or by which it is bound. The execution and delivery of this Agreement by each Seller and the consummation of the transactions contemplated by it will not violate any provision of law, order, or regulation of any governmental authority applicable to such Seller or constitute a default under any judgment, order or decree of any court of governmental agency or instrumentality, or conflict or constitute a breach or a default under any agreement to which such Seller is a party or by which such Seller is bound.

(c) Financial Information. Company has provided in Exhibit 4.(c) Company’s (i) unaudited balance sheet and profit and loss statement and cash flows as of and for the period ended December 31, 2009 and 2008 (“Unaudited Financial Statements”); and (ii) interim financial statements as of and for the period ended February 28, 2010 (“Interim Financial Statements”) (collectively, “Financial Statements”) all in reasonable detail. The Financial Statements:

(1) Have been prepared in accordance with the books of accounts and records of Company.

(2) Fairly present and are, in all material respects, fair, complete and correct statements of Company’s financial position, the results of its operations, changes in stockholder’s equity and cash flows of Company as of and for the periods specified in the Financial Statements.

(3) Except as set forth on Exhibit 4.(c)(3), have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied.

(4) Do not include or omit to state any fact that renders them misleading in a material respect.

(5) Make full and adequate disclosure of all Company’s obligations and liabilities (fixed or contingent, known or unknown) as of the dates thereof.

(6) Do not contain any items of special or non-recurring income or expenses except as expressly stated in the Financial Statements.

(d) Title to Assets.

(1) Exhibit 4.(d)(1)i is a list of all of Company’s non-real estate assets used in the Business categorized in the following groups: machinery and equipment, receivables, inventories, intangible property and other (collectively, “Assets”). Company owns and has corporate power to own, and has good and marketable title to the Assets free and clear of liens, security interests, mortgages, pledges, claims or encumbrances of any kind whatsoever, except as shown in Exhibit 4.(d)(1)(ii). Company has delivered to Buyer true and complete copies of all written leases, contracts, agreements, options, purchase orders, instruments and commitments relating to Company or the Business and written summaries of all oral contracts binding on Company, as evidenced in Exhibit 4.(d)(1)(iii) (collectively, “Contracts”). All Contracts are legally valid and binding and in full force and effect, and there are no defaults or breaches by Company or counterclaims or defenses against it. Company has received no notice of any default, breach, counterclaim or offset by any other party to any of the Contracts, nor do Company or Sellers have any knowledge thereof. All Contracts will continue in full force and effect on the same terms as currently exists, notwithstanding the consummation of the sale contemplated by this Agreement.

(2) Exhibit 4.(d)(2) contains a complete and correct description of all real property, including buildings and other real property improvements, leased by Company (“Leased Property”). Company has the exclusive use of the Leased Property. There are no latent defects or conditions with respect to the Leased Property. All the buildings and structures included in the Leased Property currently have (A) all necessary or appropriate occupancy certificates and all other occupancy or other permits for the use for which they are or are intended to be used, (B) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (C) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as are necessary for the conduct of the Business as it is presently conducted. The current use of the Leased Property complies with all applicable zoning ordinances, building codes, health and safety laws and other laws and regulations. Company does not now and never has owned any real estate.

(3) Company has a valid leasehold interest as to all Leased Property. Company has provided Buyer with a true and complete copy of the lease for the Leased Property (“Lease”). The Lease is legally valid and binding and in full force and effect, and there are no defaults or breaches by Company or counterclaims or defenses against it. Company has received no notice of any default, breach, counterclaim or offset by the landlord of the Leased Property, nor do Company or Primary Stockholder have any knowledge thereof. The Lease will continue in full force and effect on the same terms as currently exists, notwithstanding the consummation of the sale contemplated by this Agreement. The Lease has not been modified since it was entered into initially.

(4) There are no assets owned by the Company other than those that are used in the Business. The Company owns all assets necessary to carry on the Business after the Closing in substantially the same way as the Company conducted the Business during the past five years (including but not limited to machinery and equipment, furniture and fixtures, product formulations, assay methods, validation data, trade secrets, patents, trademarks, licenses, computer hardware and software, telephone and facsimile numbers, URLs, website, domain names, registrations, customer lists, customer records, salesmen’s report, marketing studies, payroll records and manufacturing records). All registrations, customer lists, customer records, salesmen’s reports, marketing studies, payroll records and manufacturing records related to the Business are located the Company’s main office.

(e) Condition of Assets. Except as disclosed in Exhibit 4.(e), all properties utilized in the Business conform in all material respects with all health and safety rules and other rules and regulations. All properties utilized in the Business, including all their components and parts, are ready for operation, and, taking into account their ages, are in normal operating condition and good order and repair. There are no conditions or events, except for normal wear and tear, proper use and the age of the properties, which would prevent their continued normal operation or would otherwise materially and adversely affect their operation or use by Buyer after the Closing as currently used by Company.

(f) Intellectual Property. Company owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, and copyrights, and all applications for any of the foregoing, and all technology, know-how and processes necessary for the conduct of the Business as now conducted (collectively, “Proprietary Rights”). With respect to Company’s Proprietary Rights:

(1) All license arrangements relating in any manner to any of the Proprietary Rights (whether or not in writing) are set forth on Exhibit 4.(f)(1). Except as disclosed in Exhibit 4.(f)(1), Company is in compliance with and is not in default under any of such license agreements, and all other parties to any of such license agreements are in full compliance with and are not in default under any of the license agreements.

(2) Exhibit 4.(f)(2) sets forth a complete list of all patents, trademarks, service marks, and copyrights used by Company in the conduct of the Business that are currently registered in any jurisdiction, and Company has good and marketable title to all such assets free and clear of all liens, charges and encumbrances (except for such license agreements listed in Exhibit 4.(f)(1) and all filing or maintenance fees that are required to maintain such registrations that are due and payable as of the date of this Agreement have been paid and all associated maintenance filings have been made.

(3) Exhibit 4.(f)(3) sets forth a complete list of all unregistered trademarks, service marks, and trade names used by Company in the conduct of the Business, and Company has good and marketable title to all such assets free and clear of all liens, charges and encumbrances (except for such license agreements listed in Exhibit 4.(f)(1)).

(4) For each trademark, service mark, copyright or trade name listed in Exhibits 4.(f)(2) and 4.(f)(3), Exhibit 4.(f)(4) sets forth the dates of first use and the geographic territory of use for each trademark, service mark, or trade name, and the Company and Primary Stockholder represent that such marks and trade names have been in continuous use in their respective territories since the listed dates of first use.

(5) Exhibit 4.(f)(5) sets forth a complete list of all software that the Company has had written or developed by any person or entity not an employee of Company, lists the current owner of the copyright interest in such software, and if Company is the current owner, lists the date of the written assignment of the copyright interest to Company.

(6) Company, except as disclosed in Exhibit 4.(f)(6), has not infringed, misappropriated, or otherwise used in an unauthorized manner the proprietary rights (including but not limited to the patent, trade secret, trademark, trade dress, or copyright rights) of any third party.

(7) Company has not granted or committed to grant any rights in Company’s Proprietary Rights of any nature whatsoever to any third party except as disclosed in Exhibit 4.(f)(7).

(8) Except as disclosed in Exhibit 4.(f)(8), no claim has been asserted by any person or entity (i) to the effect that any action by Company infringes on the intangible or intellectual property rights of any other person or entity; or (ii) that challenges or questions the right of Company to use any of the Proprietary Rights being used by it; or (iii) which asserts the right of any third party to use such Proprietary Rights.

(9) Except as disclosed on Exhibit 4.(f)(9), there is no basis for any claim against Company that any of its operations, activities, products, or publications infringes on any patent, trademark, service mark, trade name, copyright, or other proprietary right of a third party, or that it is illegally or in any unauthorized manner using the trade secrets or any proprietary rights of others.

(10) To Sellers’ knowledge, no person or entity is infringing upon or has misappropriated any of Company’s Proprietary Rights. No person or entity other than Company has any right to use any Proprietary Rights.

(g) Receivables. All accounts receivable arise from the sale of products or the provision of services solely with respect to the Business in the ordinary course of business determined in accordance with GAAP (“Receivables”). The Receivables are collectible, without resort to litigation or extraordinary collection activity within 90 days, and are subject to no defenses, setoffs or counterclaims other than normal cash discounts in the ordinary course of business.

(h) Inventories. Subject to the last sentence, the inventories including, but not limited to, merchandise, materials, component parts, manufacturing and packaging supplies, raw materials, work in process and finished goods, relating to the Business on hand as of the Closing Date are determined in accordance with GAAP on the actual cost basis of accounting consistently applied (“Inventories”). The Inventories, in the aggregate, are usable and saleable in the ordinary course of the Business and have a remaining shelf life of more than 90 days. No Inventories have been consigned to others. The parties agree (i) Inventories shall exclude all expired items; and (ii) any Inventories that have a remaining shelf life of less than or equal to 90 days but are actually used during the 60 day period immediately following the Closing shall be included as an asset in the post Closing adjustment pursuant to Section 12.

(i) Contracts. Exhibit 4.(d)(1)(iii) describes all Contracts to which Company is a party or to which it is bound and which arose out of, or relate to, the Business that extend beyond the Closing Date. Company has delivered true and correct copies of all such documents evidencing the Contracts to Buyer. All Contracts shall remain vested with Company without change or the occurrence of any default following the consummation of the transactions contemplated by this Agreement, except as described on Exhibit 4.(d)(1)(iv).

(j) Litigation. Except as disclosed in Exhibit 4.(j), there are no actions, suits, proceedings or investigations pending or to Sellers’ knowledge threatened against Company at law or in equity, or before any federal, state or municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, which involves a demand for any judgment or liability and which could materially affect the Business or the transactions contemplated by this Agreement. The matters disclosed in Exhibit 4.(j) against the Company are baseless and will not result in any payments by or restrictions on the Company.

Company is not in default with respect to any order, writ, injunction or decree of any court of federal, state, or municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, and that there are no such orders, decrees, injunctions or regulations issued specifically against Company which may affect, limit or control the method or manner of the Business or any transactions contemplated by this Agreement.

(k) Compliance with Law. Company has complied in all material respects with all applicable laws, orders and regulations of any federal, state or municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, having jurisdiction, including, but not limited to, laws, orders and regulations thereof relating to antitrust, employment, terms and conditions of employment, occupational safety, wage, hours, collective bargaining, environmental protection, employee safety, or legislation pertaining to illegal bribes or kickbacks.

(l) Taxes. Without regard as to which party is responsible for preparation of Tax Returns (as defined in Section 4.(l)(18)), Sellers warrant and represent as follows:

(1) Other than those Taxes specifically listed in Exhibit 4.(l)(1), each of the Company and the Subsidiary has duly and timely filed all required Tax Returns with foreign, federal, state and local taxing authorities with respect to Taxes for which Company or the Subsidiary may be liable which are due and required to be filed by any applicable tax law. All taxes, interest and penalties owed (whether or not shown on the Tax Returns) have been paid. There is no tax audit or examination now pending or to Sellers’ knowledge threatened with respect to the Business.

(2) As of the Closing Date, Company and the Subsidiary did not have any liability for Taxes due and payable of any sort other than Taxes for which full provision has been made in the Interim Financial Statements.

(3) Neither Company nor the Subsidiary has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. Neither the Company nor the Subsidiary has filed for any extension of time within which to file any Returns.

(4) No Company property subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1986, as amended (“Code”), and no Company property is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(5) Neither the Company nor the Subsidiary is a party to any tax sharing, tax allocation, or tax indemnity agreement which would require it to make any payment to any other person by reason of any tax imposed on any such person. Company will not be liable for the taxes of any person as a “transferee” within the meaning of Section 6901 of the Code.

(6) No Seller is a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder, and certification to that effect will be delivered to Buyer at the Closing, except as otherwise set forth on Exhibit 4.(l)(6).

(7) Company has complied in all material respects with all applicable laws, rules and regulations relating to information reporting with respect to payments made to third parties and the withholding of and payment of withheld taxes and has timely withheld from employee wages and other payments and paid over to the proper taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(8) There are no pending audits, judicial proceedings, or assessments or deficiencies asserted with respect to taxes of Company or Subsidiary. There is no pending claim by any taxing authority in any jurisdiction in which Company or the Company does not pay taxes or file Returns that Company or Subsidiary is required to pay taxes or file Returns.

(9) Company has not made an election under Section 341(f) of the Code or agreed to have Code Section 341(f)(2) (and corresponding state, local and foreign tax law provisions) apply to the disposition of any asset owned by it. Company has not been a personal holding company under Section 542 of the Code and has not participated in an international boycott within the meaning of Section 999 of the Code.

(10) Company has not agreed nor is required to make any adjustment under Section 481(a) or 263(A) of the Code or any comparable provision of state, local or foreign tax laws for any reason.

(11) Company has made no payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Section 409A of the Code does not apply to any payments made to the Company’s employees before Closing or payable to Company’s employees after Closing based on agreements that existed prior to Closing.

(12) The Company is in compliance with all material transfer pricing requirements in all jurisdictions in which they do business. All compensation and other payments to employees, officers, and any other party (related or unrelated to Sellers) are on an arm’s length basis. All intercompany loans are on an arm’s length basis.

(13) The Company has no liability for any taxes of any entity (other than the Company) under Treasury Regulation 1.1502-6 (or any corresponding provision of state, local or foreign income tax law), as transferee or successor, by contract or otherwise.

(14) The Company is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(15) Except as set forth in Exhibit 4.(l)(15), (i) neither the Company nor the Subsidiary has been a party to any transaction that presents a material risk of being recharacterized by any taxing authority or any other entity entitled to collect compulsory payments in a way that could result in the imposition of any additional penalties, additions to tax, or like charges; and (ii) all documents that are subject to registrations have been duly and timely registered and the related taxes have been duly and timely paid.

(16) The compensation payable to each of the Option Grantees (including but not limited to the Option Grantee Documents (as defined in Section 6.(c)) is reasonable compensation fully deductible under the Code by Company to the extent paid prior to Closing and will be fully deductible under the Code by Company to the extent paid after Closing.

(17) The term “Tax” or “Taxes” means any tax imposed of any nature, including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax or FICA or social security or payroll), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax, any withholding or backup withholding tax, unemployment tax, license tax, windfall profits tax, environmental tax, estimated tax, abandoned property tax, custom duties, capital stock tax, disability tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest, penalty, or addition to the tax or additional amount imposed by any Governmental Entity responsible for the imposition of such tax.

(18) The term “Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any schedules or other attachments), including any information return, claim or refund, declaration of estimated Tax, or report or statement relating to Taxes, and any amendment to any of the foregoing.

(m) No Adverse Changes. Since December 31, 2009 (“Reference Date”), there has been no material adverse change in the condition, financial or otherwise, of Company or in the Business other than changes (not in the aggregate either material or adverse) occurring in the ordinary course of business.

(n) Warranties and Product Liability. Company has previously delivered to Buyer true, correct and complete copies of all outstanding standard product warranties and guaranties given by Company with respect to the Business and true, correct and complete copies of all other product warranties and guaranties now in effect with respect to products manufactured or sold by Company. Except as fully described in Exhibit 4.(n), there are no pending, or to the Company’s knowledge, threatened claims or actions against the Company for breach of warranty or based upon product liability (whether based on tort or contract principles).

(o) Contingent and Undisclosed Liabilities. Except as to the Permitted Liabilities (as defined in the next sentence), Company has no debts, obligations or liabilities, whether known or unknown, fixed or contingent, of any nature whatsoever, relating to the Business not disclosed in writing to Buyer. The term “Permitted Liabilities” shall mean those liabilities expressly disclosed in the Interim Financial Statements, the Lease and the unfulfilled portion of all customer purchase orders. Company knows of no basis for assertion of any claim against the Company or Buyer for any liability relating to the Business except those disclosed in Exhibit 4.(o) or those of a similar type and amount as reflected in the Permitted Liabilities and incurred in the ordinary course of business between the date of the Interim Financial Statements and the Closing Date.

(p) Performance of Contracts. Except as disclosed in Exhibit 4.(p), Company is not in default, nor has it breached any provision of, any contract, agreement, lease, obligation, license or permit (including the Contracts) with regard to all agreements relating to the Business to which it is a party or by which it is bound. Except as disclosed in Exhibit 4.(p), Company has fully performed each material term, condition and covenant of each such contract, agreement, lease, obligation, license or permit required to be performed on or prior to the date of this Agreement (including the Contracts). Except as disclosed in Exhibit 4.(p), Company knows of no state of facts which, with or without the giving of notice or the passage of time, or both, would give rise to any default or revocation. Except as disclosed in Exhibit 4.(p), Company is neither subject to any penalty, discount or liquidated damages due to the delayed delivery of products, goods or services of the Business, nor has it received any notice that any of the Business’s customer relations are in jeopardy because of such late deliveries or otherwise

(q) Events Subsequent to Reference Date. Except as disclosed in Exhibit 4.(q), Company has not since the Reference Date:

(1) Incurred Liabilities. Incurred any obligation or liability (absolute, contingent, accrued or otherwise) or guaranteed or become a surety of any debt, except in connection with the performance of this Agreement or in the ordinary course of business;

(2) Discharged Debt. Discharged or satisfied any lien or encumbrance, pertaining to the Business, or paid or satisfied any obligation or liability (absolute, contingent, accrued or otherwise) other than (i) liabilities shown on Company’s accounting records on Reference Date or (ii) liabilities incurred since the Reference Date in the ordinary course of business;

(3) Encumbrances. Mortgaged, pledged or subjected to any lien, charge, security interest or other encumbrance any of the properties utilized in the Business, outside the ordinary course of business;

(4) Disposition of Assets. Sold or transferred any of the properties utilized in the Business, or canceled any debts or claims or waived any rights, except in the ordinary course of business or as part of the transfer of assets in anticipation of the sale of the Shares, outside the ordinary course of business;

(5) Sale of Business. Entered into any contract for the sale of the Business, or any part thereof, or for the purchase of another business, whether by merger, consolidation, exchange of capital stock or otherwise (other than negotiations with respect to this Agreement);

(6) Accounting Procedure. Changed or modified the accounting methods or practices relating to the Business including but not limited to acceleration of sales into a pre-Closing period or the delay in recognition of expenses into a post-Closing period;

(7) Capital Expenditure. Purchased or made a commitment for the purchase of capital assets for use or employment in the Business, in excess of $5,000;

(8) Compensation and Fringe Benefits. Increased or promised to increase the wages or fringe benefits of employees or independent contractors;

(9) Dividends. Paid any dividends to Sellers, except as permitted hereunder;

(10) Other Payments. No payments to shareholders or others outside the ordinary course of business consistent with past practice except as permitted hereunder; or

(11) Bank. Borrowed any money from a bank or financial institution.

(r) Customer Relations. Except as disclosed on Exhibit 4(r) Company knows of no state of facts, nor have any communications been made to it, which would indicate that (i) any current customer of Company which accounted for more than 5% of Company’s sales relative to the Business for the most recent fiscal year ending, or (ii) any current supplier of Company (if such supplier could not be replaced by Company at comparable cost), will terminate its business relations with Company.

(s) Brokerage and Selling Expenses. The Company has made a commitment for a brokerage fee in connection with the transactions contemplated by this Agreement. Except as noted in the preceding sentence, Company (i) has not made a commitment for a brokerage fee in connection with the transactions contemplated by this Agreement, and (ii) will not pay any brokerage fee, legal fees, accounting fees or other expenses related to the sale of all or substantially all of Company’s assets or the Shares (collectively, “Selling Expenses”). Sellers agree to repay the Company any Selling Expenses paid by it related to the transactions contemplated by this Agreement.

(t) Books and Records. The books and accounts of Company and Subsidiary relating to the Business are true, complete and correct in all material respects and fully and fairly reflect all of the transactions entered into by or on behalf of Company or Subsidiary, as applicable, to which it is a party or by which it is affected.

(u) Transactions with Insiders. There are no agreements between Company, Subsidiary and Sellers, other than employment agreements disclosed in Section 4.(x) and the Lease.

(v) Binding Effect. The Agreement and all related documents have been duly executed, made and delivered by the Company and constitute legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, subject to the laws of equity and laws of general application affecting creditors’ rights. The Agreement and all related documents have been duly executed, made and delivered by each Seller, and constitute legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with their respective terms, subject to the laws of equity and of general application affecting creditors’ rights.

(w) Authorization. The transactions contemplated by this Agreement have been duly authorized by the Board of Directors of the Company and each Seller that is an entity and on the Closing Date all of the necessary corporate action to authorize the consummation of this Agreement will have been taken. Each Seller has the power and authority to enter into this Agreement and all documents related to the transactions contemplated by the Agreement.

(x) Employee Relations. Exhibit 4.(x) sets forth a list of all of the officers, employees and agents of Company as of the Reference Date and, for each individual, indicates his or her position, salary or wage rate and respective fringe benefits and any other remuneration paid or payable. Except as disclosed on Exhibit 4.(x):

(1) There is not now in existence or pending, nor has there been within the last three years, any grievance, arbitration, administrative hearing, claim of unfair labor practice, wrongful discharge, employment discrimination or sexual harassment or other employment dispute of any nature pending or, to the Company and Sellers’ knowledge, threatened against Company.

(2) Company has no collective bargaining agreements and is not a party to any written or oral, express or implied, other contract, agreement or arrangement with any labor union or any other similar arrangement that is not terminable at will by Company without cost, liability or penalty.

(3) Company is not a party to any written or oral contract, agreement or arrangement with any of its present or former directors, officers, employees or agents with respect to length, duration or conditions of employment (or the termination thereof), salaries, bonuses, percentage compensation, deferred compensation or any other form of remuneration, or with respect to any matter not disclosed on Exhibit 4.(x)(4).

(4) There is no pending claim or, to the best of Company and the Sellers’ knowledge, threatened or existing but unasserted claim, against Company for violation of any contract, agreement or arrangement described in Exhibit 4.(x)(4), nor to the best of Company’s knowledge, is there any factual basis upon which such a claim could be asserted.

(5) Upon termination of the employment of any of the Company’s employees prior to Closing, Buyer shall not incur any liability except as listed on Exhibit 4.(x)(4); provided the Company has no obligation to pay any employee any amount on the purchase or sale of the Shares arising out of the items disclosed in Exhibit 4.(x)(4).

(y) Employee Benefit Plans.

(1) Exhibit 4.(y)(1) sets forth all “employee welfare benefit plans”, “employee pension benefit plans” and “multi-employer plans” within the respective meanings of Sections 3(1) and 3(2) and 3(37) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), all incentive compensation plans, benefit plans for retired employees and all other employee benefit plans maintained by Company, or to which Company has made payments or contributions on behalf of its employees since 1974, including, without limitation, all plans or contracts providing for bonuses, pensions, profit-sharing, stock options, stock purchase rights, deferred compensation, insurance and retirement benefits of any nature, whether formal or informal and whether legally binding or not (each such plan is referred to individually as a “Plan”, collectively as the “Plans”).

(2) Except for any multi-employer plans, all Plans covered by the Code and ERISA are, and during all applicable limitation periods have been, in compliance with the Code and ERISA, and all retirement or pension Plans and welfare benefit plans are qualified plans under the Code and each Plan is in compliance with the applicable provisions of the Code.

(3) There has been no transaction in connection with which Company or any of its directors, agents, officers, or employees could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code or any similar provision of foreign law.

(4) No Plan that is a qualified plan under Section 401(a) of the Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued or merged into another plan or trust, except in compliance with notice and disclosure to the Internal Revenue Service (“IRS”), the Department of Labor and the Pension Benefit Guaranty Corporation (“PBGC”); and any such termination, partial termination, curtailment, discontinuance or merger has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

(5) There are no payments that have become due from any Plan, the trusts created thereunder, or from Company that have not been paid through normal administrative procedures to the Plan participants or beneficiaries entitled thereto.

(6) Company has made full and timely payment of all required and discretionary contributions to the Plans, and no unfunded liability exists with respect to any Plan.

(7) There has been no “reportable event” as defined in Section 4043 of ERISA with respect to any Plan or any trust created thereunder.

(8) None of the Plans are a “defined benefit plan” within the meaning of Section 3(35) of ERISA and none is subject to Title IV of ERISA.

(9) Neither Company nor any of its directors, officers, employees, or agents has any outstanding liabilities of any nature to the PBGC, the IRS, or the Department of Labor in any way relating to the Plans, and all annual returns required to be filed with respect to the Plans have been timely filed.

(10) Company is not a party to or otherwise subject to any express or implied agreement or plan to provide health coverage or other benefits to retired or current employees except as set forth in Exhibit 4.(y)(10).

(11) Company is not a party to or otherwise subject to any express or implied agreement or plan to provide any employee benefits, wages, deferred compensation, or any other form of benefit or remuneration beyond the date of Closing, except as listed in Exhibit 4.(y)(11).

(12) With respect to all “covered employees” as defined in Section 4980B(f)(7) of the Code and Section 607(2) of ERISA and “qualified beneficiaries” as defined in Section 4980B(g)(1) of the Code and Section 607(3) of ERISA as of the Closing Date, Company has complied with all applicable health care continuation requirements under the Code, ERISA and current and proposed Federal Regulations. Company agrees to use its best efforts expeditiously to provide Buyer with all information that Buyer deems necessary to determine whether there have been any failures to comply with the continuation health care requirements of Section 4980B of the Code and Sections 601 through 609 of ERISA as such requirements have applied to any group health plan maintained by or for Company which failure occurred with respect to any covered employee or qualified beneficiary on or prior to the Closing Date. Company further agrees to use its best efforts expeditiously to provide to Buyer all information that Buyer deems necessary to correct any failures to comply with such continuation health care coverage requirements. Attached as Exhibit 4(y)(12) is a schedule containing the following information regarding each covered employee and qualified beneficiary (excluding all employees who will become covered employees by virtue of termination of their employment contemplated by this Agreement) : (i) the identification of all covered employees and qualified beneficiaries, (ii) the identification of all qualifying events, including the qualifying date, with respect to such covered employees or qualified beneficiaries (as defined in Section 4980B(f)(3) of the Code, (iii) the payment schedule for all covered employees and qualified beneficiaries currently receiving continuation health care coverage, (iv) the date the Notice of Right to Elect Continuation Coverage was provided to the covered employee and qualified beneficiaries, and (v) the date the Continuation Election Form was provided to Company by the covered employee or qualified beneficiary if continuation coverage was elected. For purposes of this provision, references to the Code and ERISA shall include references to any provisions of such statutes as they may be amended from time to time.

(z) Environmental Matters. Except as disclosed on Exhibit 4.(z):

(1) Company has never conducted or operated any business from any location other than the Premises (as defined below).

(2) Company and the Premises comply in all material respects with all applicable Environmental Laws.

(3) No Hazardous Substances have been or are currently generated, stored, transported, utilized, disposed of, managed, released or located on, under or from the Premises or any other parcel of real estate (collectively, “Company Properties”) (whether or not in reportable quantities) by Company or its agents or invitees, or in any manner introduced onto the Company Properties by Company or its agents or invitees, including, without limitation, the septic, sewage or other waste disposal systems serving the Premises and all Hazardous Substances disclosed on Exhibit 4.(z) have been generated, stored, transported, utilized, disposed of, managed, released or located on, under or from the Company Properties only in accordance with all applicable Environmental Laws.

(4) Sellers and Company have no knowledge of any threat of Release of any Hazardous Substances on, under or from the Premises. There is no threat of Release of any Hazardous Substances which Company or any of its agents or invitees generated, stored, transported, utilized, disposed of, managed or owned.

(5) Company has no liability for response or corrective action, natural resource damage, or other harm pursuant to any Environmental Laws; Company is not subject to, has no notice or knowledge of, and is not required to give any notice of any Environmental Claim involving Company or the Company Properties; there are no conditions or occurrences at the Company Properties which could form the basis for an Environmental Claim against the Company.

(6) Company has not received any notice from the United States Environmental Protection Agency or any other Governmental Authority claiming that (i) the Company Properties or any use thereof violates any of the Environmental Laws, or (ii) Company or any of its employees or agents have violated any of the Environmental Laws.

(7) Company has not incurred any liability to the State of Nebraska, the United States of America or any other Governmental Authority under any of the Environmental Laws.

(8) The Company Properties are not subject to any, and Company and Sellers have no knowledge of any imminent, restriction on the ownership, occupancy, use, or transferability of the Premises in connection with any (i) Environmental Laws or (ii) Release, threatened Release, or disposal of Hazardous Substances.

(9) To Company’s knowledge, the Premises do not contain and have not contained any: (i) underground storage tanks, (ii) any amount of asbestos-containing building material, (iii) any landfills or dumps, (iv) Hazardous Substances resulting in its classification as a hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (v) Hazardous Substances resulting in its classification as a site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(10) There are no Environmental Enforcement Actions pending or, to the best of Company’s knowledge, threatened.

(11) There are no conditions or circumstances at or migrating from the Premises which pose a risk to the environment or the health or safety of persons.

(12) There are no environmental reports, investigations and audits relating to the Company Properties (whether conducted by or on behalf of

Company and Sellers or a third party, and whether done at the initiative of Company and Sellers or directed by a governmental or other third party) (collectively, “Reports”). A true, complete and accurate copy of each of the Reports has been provided to Buyer.

(13) The following definitions apply to this paragraph.

(A) “CERCLA” shall mean the Comprehensive Environmental Response Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorizations Act of 1986, 42 USC 9601 et seq., and future amendments;

(B) “Environmental Claim” shall mean any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial, or private in nature) arising (i) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Laws, (ii) in connection with any Hazardous Substances, (iii) from any abatement, removal, remedial, corrective, or other response action in connection with Hazardous Substances, Environmental Laws or other order of a Governmental Authority or (iv) from any actual alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment;

(C) “Environmental Enforcement Actions” means actions or orders instituted, threatened, required or completed by any Governmental Authority and all claims made or threatened by any person against Company with respect to the Premises arising out of or in connection with any of the Environmental Laws or the assessment, monitoring, clean-up, containment, re-mediation or removal of, or damages caused or alleged to be caused by, any Hazardous Substances (i) located on or under the Premises, (ii) emanating from the Premises or (iii) generated, stored, transported, utilized, disposed of, managed or released by Company on, under or from the Premises;

(D) “Environmental Laws” means federal, state and local laws, statutes, ordinances, rules, regulations, codes, orders, judgments, orders and the like applicable to (i) environmental conditions on, under or emanating from the Premises including, but not limited to, (I) laws of Nebraska; and the associated rules and regulations promulgated in connection with any of these laws, and (II) laws of the federal government commonly known as CERCLA, RCRA, the Toxic Substance Control Act, as amended, the Federal Water Pollution Control Act, as amended, and the Federal Clean Air Act; and the associated rules and regulations promulgated in connection with any of these laws; and (ii) the generation, storage, transportation, utilization, disposal, management or release of Hazardous Substances by Company (whether or not on, under or from the Premises) or Company (on, under or from the Premises);

(E) “Governmental Authority” means agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever for any government unit or political subdivision, whether federal, state, county, district, municipal, city or otherwise, and whether now or later in existence;

(F) “Hazardous Substances” shall mean, collectively, (i) any “hazardous material,” “hazardous substance,” “hazardous waste,” “oil,” “regulated substance,” “toxic substance,” “restricted hazardous waste,” “special waste” or words of similar import as defined under any of the Environmental Laws; (ii) asbestos in any form; (iii) urea formaldehyde foam insulation; (iv) polychlorinated biphenyls; (v) radon gas; (vi) flammable explosives; (vii) radioactive materials; (viii) any chemical, contaminant, solvent, material, pollutant or substance that may be dangerous or detrimental to the environment or the health and safety of occupants of the Premises or of the owners or occupants of any other real property nearby the Premises, and (iv) any substance, the generation, storage, transportation, utilization, disposal, management, Release or location of which on, under or from the Premises is prohibited or otherwise regulated pursuant to any of the Environmental Laws;

(G) “Premises” shall mean all locations listed on Exhibit 4.(z)(13)(G).

(H) “RCRA” shall mean the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., and any future amendments; and

(I) “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing or previously containing any Hazardous Substances.

(aa) Bank Accounts. Attached as Exhibit 4.(aa) is a complete and accurate list of all banks, brokerage firm or other financial intermediaries or institutions in which Company has an account or safety deposit box (collectively, “Accounts”) and the names of all individuals authorized to draw on these Accounts, have access to the Accounts or otherwise give instructions regarding the Accounts.

(bb) Insurance. Exhibit 4.(bb) lists all policies of liability, property damage, fire, workers’ compensation/employer’s liability, title or other forms of insurance owned or carried by Company (“Policies”) and insurance agents or brokers providing such insurance coverage. Company has received no notice from any insurance carrier regarding the possible cancellation of or premium increase with respect to the Policies. Company has no claim pending or anticipated against any of the insurance carriers under any of the Policies and there has been no actual or alleged occurrence of any kind that may give rise to any such claim.

(cc) Permits and Licenses. Attached Exhibit 4.(cc)-1 is a complete and accurate list of all licenses, permits, authorizations and approvals required by any Governmental Entities (as defined below) (collectively, “Licenses”) as are necessary to own, lease or operate Company’s Business. All of the Licenses are valid and in full force and effect. Except as disclosed in Exhibit 4.(cc)-2, Company is in compliance in all material respects with all obligations under all Licenses, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of any Licenses. The execution, delivery or performance of this Agreement and the consummation of the transactions contemplated by it will not require or permit (with or without notice or lapse of time, or both), and no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, any modification or termination of any Licenses. No Licenses would have to be obtained, secured or made by Buyer or Company (except for normal renewals of existing Licenses) to enable Company to operate the Business after the Closing in a manner which is consistent with that in which it is presently conducted. Company has not received any notice that any Licenses will not be renewed in the ordinary course without the imposition of additional materially adverse conditions (except as may be caused by or related to actions of Buyer after Closing). The term “Governmental Entities” shall mean any federal, state, local, foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal. Company has not received any notice asserting noncompliance with any applicable law, rule or regulation which if enforced would have a material adverse effect on the Business. No Governmental Entities have indicated any intention to initiate any investigation, inquiry or review involving Company, any Plans or any of Company’s rights or properties.

(dd) Termination of Employees. Company has terminated all of its employees effective no later than immediately before Closing. All payments due Option Grantees pursuant to the Option Grantee Documents shall have been paid prior to Closing. All other liabilities associated with termination of the employees are identified on attached Exhibit 4.(dd) and will have been paid by Company prior to Closing or will be accrued and be part of the Final Closing Total Liabilities (as defined in Section 12(e)).

(ee) Representations and Warranties True and Correct. The representations and warranties contained in this Agreement, and all statements or information disclosed by any of the Exhibits, do not include any untrue statement of a material fact nor omit to state a material fact required to be stated herein or therein or necessary in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.

5. Representations and Warranties of Buyer. In order to induce Sellers to enter into this Agreement, Buyer makes the following representations and warranties:

(a) Organization. Buyer is, and on the Closing Date shall be, a corporation validly existing and in good standing under the laws of the State of Michigan.

(b) Authorization. The execution and delivery of this Agreement and the transactions contemplated by it have been duly authorized by the Board of Directors of Buyer and on the Closing Date all of the necessary corporate action to authorize the execution and delivery of this Agreement will have been taken.

(c) No Violation. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated by it will not violate any law, order or regulation of any governmental authority, or corporate charter or bylaws of Buyer or constitute a default under any judgment, order or decree of any court or governmental agency or instrumentality, or conflict with or constitute a breach or default under any agreement to which Buyer is a party or by which it is bound.

(d) Brokerage. Buyer has not made a commitment for a brokerage, finders or similar fees in connection with the transactions contemplated by this Agreement.

(e) Binding Effect. The Agreement and all related documents have been duly executed, made and delivered by Buyer and constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the laws of general application affecting creditors’ rights.

(f) Purchase For Investment. Buyer is acquiring the Shares for its own account for investment purposes and not with a view to distribution or resale.

(g) Representations and Warranties True and Correct. The representations and warranties contained in this Agreement do not include any untrue statement or material fact nor omit to state a material fact required to be stated herein or therein or necessary in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.

(h)	Financing. Buyer has sufficient funds available to satisfy its obligations hereunder.

6. Conditions of Buyer’s Obligation To Close. The obligations of Buyer pursuant to this Agreement are subject to the following conditions having been met, or waived in writing by Buyer, at or prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties made by Sellers contained in this Agreement and in any exhibit, document or instrument delivered by any of them pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(b) Approvals and Consents. All necessary approvals and consents with respect to the transactions contemplated by this Agreement, the absence of which would have a material adverse effect on Buyer’s rights under this Agreement, or which would result in the forfeiture or breach of any material rights pursuant to the provision of any material contract or agreement of Buyer or Company, or without which the Company would be precluded or materially impeded from conducting the Business, shall have been received.

(c) Delivery of Instruments of Conveyance of the Shares. Each Seller shall have delivered to Buyer, satisfactory to Buyer in form and substance, (i) conveyancing documents to transfer title to the Seller’s Shares to Buyer; and (ii) each of the Option Grantees shall have entered in to a Stock Option Termination Agreement and a Bonus Agreement. (collectively, “Option Grantee Documents”).

(d) No Litigation. No investigation, suit, action or other proceedings shall be threatened or pending before any court or governmental agency in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by the Agreement.

(e) No Adverse Change. There shall have been no change or development related to the Business, the Shares, results of operations or in the condition, financial or otherwise, of the Business or Company, which has had or would have a material adverse effect on the condition, financial or otherwise, of the operation of the Business or ownership of the Shares.

(f) Retention of Certain Employees. Buyer is able to enter into satisfactory employment or consulting agreements with key employees (including but not limited to Abraham Oommen (“Oommen”) and Daniel H. Pomp (“Pomp”) (individually referred to as “Principal Shareholder” and collectively referred to as “Principal Shareholders”) that include, among other provisions, compensation, fringe benefits, non-compete, non-solicitation of employees and confidentiality.

(g) Acquisition of All Shares. All Sellers shall have entered into this Agreement and delivered the Shares at Closing.

(h) Termination of GeneSeek Option Plan. The GeneSeek Option Plan shall have been terminated all Option Grantees shall have executed the Option Grantee Documents.

7. Conditions to Sellers’ Obligation to Close. The obligations of each Seller pursuant to this Agreement are subject to the following conditions having been met, or waived in writing by Sellers, at or prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties of Buyer in this Agreement and in any exhibit, document or instrument delivered by Buyer pursuant to this Agreement in all shall be correct in all material respects on and as of the Closing Date.

(b) Payment of Price. Buyer shall have delivered to Sellers the cash portion of the Price as provided in Section 2.

(c) No Litigation. No investigation, suit, action or other proceedings shall be threatened or pending before any court or governmental agency in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

(d) Related Documents. The Option Grantee Documents are executed at or prior to Closing.

(e) Employment Agreements. The Principal Shareholders shall have entered into employment agreements with Buyer or the Company on terms satisfactory to them.

8. Survival of Representations and Indemnification.

(a) Survival of Representations. Buyer and Sellers agree that all representations, warranties and covenants of Sellers, Principal Shareholders, the Company and Buyer (“Representations”) shall survive the execution, delivery of this Agreement, any investigation made by Buyer and the Closing and the Closing Date. The Representations given in (i) Sections 4.(a), (b), (d) and (f), (v) and (w) and in Sections 5.(a), (b), (c) and (e) and Section 9.(a)(2) shall continue indefinitely; (ii) Sections 4(i), (j), (k), (l), (n), (o), (s), (x), (y), (z), (cc) and (ee) to the extent that it relates to one or more of the preceding items and Sections 5.(d) and (f) shall continue until three months after the expiration of the applicable statute of limitation; and (iii) all others shall expire upon the second anniversary of the Closing Date.

(b) Indemnification by Sellers. Subject to the limitations set forth in Section 8.(f), each Seller agrees, severally, to indemnify and hold Buyer harmless from and against any and all Damages (as defined in Section 8.(d)) incurred by Buyer or which Buyer may sustain at any time arising out of or by reason of the following, to the extent not taken into account in determining the Post-Closing Purchase Price Adjustment Amount or to the extent the item constitutes a Permitted Liability:

(1) The inaccuracy or breach of any of the Representations made by the Seller or the Company in or pursuant to this Agreement (in each case without giving effect to any disclosure of matters contained in the Exhibits and without giving effect to any materiality qualification);

(2) Any failure by any Seller to perform any obligation or comply with any covenant or agreement of such Seller specified in this Agreement or in any other document executed at Closing;

(3) Any claim (i) for wages or fringe benefits made by any employee of Company with respect to the period ending immediately preceding the Closing Date; (ii) for severance payments or other liabilities with respect to the termination of any employees of Company; or (iii) with respect to the injury or death of any such employee arising out of events occurring prior to the Closing Date;

(4) Any claim (including, without limitation, claims alleging death or injury to persons or damage to property), whether based in tort, contract or otherwise resulting from or caused by any product sold, or service provided, by Company prior to the Closing Date;

(5) Any Company debt, obligation or liability, whether known or unknown, fixed or contingent, of any nature whatsoever before the Closing Date, including but not limited to all Taxes and environmental liabilities of any nature, other than Permitted Liabilities;

(6) Any of the matters disclosed on any of the Exhibits;

(7) Any liability or obligation arising out of (A) the conduct of any trade, business or transactions by Company prior to the Closing, (B) the termination of employment of any employee by Company on or prior to the Closing, (C) any Benefit Plan; or (D) the ownership, lease, use, occupation or operation of any facility or property at any time owned, leased, used, occupied or operated by Company;

(8) Any liability of the Company under Treasury Regulation Section 1.1502-6 promulgated by the Department of Treasury (“Treasury Regulation”) or any under any comparable or similar provision under state, local or foreign tax laws or regulations for any period ending on or before the Closing Date;

(9) Any Tax, interest or penalty payable by the Company or Buyer after Closing arising out of any transactions related to the termination of the GeneSeek Option Plan (including but not limited to Code Section 409A) other than as a result of improper actions or omissions by Buyer after Closing;

(10) Any Taxes associated with all transactions occurring in all tax years ending on or before the Closing Date in excess of the provision for income taxes included in the determination of Final Closing Total Liabilities (as defined in Section 12.(e)).

Any claim that an item breaches more than one provision of Section 8.(b) shall be deemed to fall into the preceding category that has the longest survival period.

Sellers agree that they shall not have any claim or right of indemnification or contribution or any other right of recourse against Company with respect to Damages. Sellers waive and release any and all such claims and right. Sellers agree that the indemnities set forth in clauses (3) – (10) above shall not be affected by disclosures which relate thereto and are contained in the Exhibits.

(c) Indemnification by Buyer. Buyer agrees to defend, indemnify and hold harmless Sellers from and against any Damages incurred by reason of any breach of any representation, warranty or covenant of Buyer. Buyer agrees to cause Company to defend, indemnify and hold harmless Sellers from and against any Damages incurred by reason of (i) any liabilities arising from the operation or conduct of Company subsequent to the Closing Date; (ii) any product manufactured by or any services provided by Company subsequent to the Closing Date; and (iii) any failure by Buyer to perform any obligation or comply with any covenant or agreement of Buyer specified in this Agreement or in any other document executed at Closing.

(d) Damages. An Indemnified Party (as defined in Section 8.(e)(1)) shall be entitled to recover the full amount of any liabilities, losses, debts, obligations, monetary damages, fines, fees, penalties, deficiencies, expenses (including amounts paid in settlement, interest obligations, court costs, the reasonable costs of investigators, the reasonable fees and expenses of attorneys, accountants, financial advisors or other experts, and other reasonable expenses of litigation or administrative proceedings) incurred due to the matter for which indemnification is sought, but any recovery shall be net of any economic benefit to which the Indemnified Party is entitled due to such liabilities, expenses, costs or loss, including, without limitation, (i) any tax refund, reduction or benefit, (ii) any insurance proceeds to which the Indemnified Party is entitled and (iii) any warranty reimbursements (collectively, “Damages”).

(e) Assertion and Defense of Indemnification Claims.

(1) Assertion of Claim. Buyer or Sellers (“Indemnified Party”), as applicable, shall give notice to the other (“Indemnifying Party”) as soon as reasonably possible after the Indemnified Party has actual knowledge of any claim to which the Indemnifying Party has an obligation to indemnify, including the amount, if known, and shall promptly supply any other information in possession of the Indemnified Party supporting the claim. The omission by the Indemnified Party to give Notice as soon as reasonably possible will not relieve the Indemnifying Party of its indemnification obligations, unless the failure to give notice to the Indemnifying Party materially prejudices the Indemnifying Party or notice is given after the end of the survival period of the applicable representation of warranty or other basis of the claim. All indemnification claims must be asserted by giving notice within the survival period of the applicable representation or warranty or other basis for the claim. Buyer shall have the right to set off any Damages it may incur against the amount it owes Sellers. This right of set off shall be in addition to any other rights or remedies Buyer may have against Sellers.

(2) Defense of Undisputed Claim. The Indemnified Party will permit the Indemnifying Party (at its expense) to assume the defense of any third party claim in any litigation. The Indemnifying Party may settle or compromise any third party claim or litigation only with the consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall have the right at all times to participate in the defense, settlement, negotiations or litigation relating to any third party claim or demand at its own expense. If the Indemnifying Party does not assume the defense of any matter which it has an obligation to indemnify, then the Indemnified Party shall have the right to defend any such third party claim or demand, and will be entitled to settle any such claim or demand in its discretion, all at the expense of the Indemnifying Party. In any event, the Indemnified Party will cooperate in the defense of any such action at the expense of the Indemnifying Party and the pertinent records of each party shall be available to the other with respect to the defense.

(3) Defense of Disputed Claim. Should an Indemnifying Party provide Notice to the Indemnified Party regarding a claim or action by a third party for which the Indemnifying Party denies liability, the Indemnified Party shall give the Indemnifying Party a reasonable opportunity: (1) to conduct any proceedings or negotiations in connection therewith; (2) to take all other required steps or proceedings to settle or defend any third party action; or (3) to employ counsel to contest any third party claim or action in the name of the Indemnified Party or otherwise. If the Indemnifying Party desires to assume the defense of the third party claim or action, it shall promptly give Notice to the Indemnified Party. The Indemnifying Party and the Indemnified Party may participate in the defense at their own expense.

(f) Limitation on Recovery. Anything in this Agreement to the contrary notwithstanding, there shall be no recovery under (I) Section 8.(b)(1) or the first sentence of Section 8.(c), as applicable, until the total claims for indemnification under those provisions exceed Fifty Thousand Dollars ($75,000); or (II) Section 8 for Damages in excess of the Price.

(g) Sole Remedy. Each party agrees that its sole remedy in respect to breach of any warranty or representation by the other party shall be limited to indemnification pursuant to this Section 8.

9. Covenants.

(a) Covenants of Sellers and Principal Shareholders.

(1) Prior to any Option Grantees executing any of the Option Plan Termination Documents, (i) the Company shall have provided full disclosure to all Sellers of the terms and conditions on which the Company proposes to terminate the GeneSeek Option Plan; and (ii) all of the Sellers shall have approved all payments to the Option Grantees pursuant to the Option Grantee Documents.

(2) Principal Shareholders warrant, represent, covenant and agree that (i) they each own 50% of the shares in Geneseek Biosciences Ltd. (“Indian Corp Shares”), a corporation organized under the laws of India (“Indian Company”); (ii) the Indian Company has never had any shareholders other than the Principal Shareholders, has never conducted business, has never had any employees or consultants, has no liabilities and has no cash other than a modest bank account; (iii) the Indian Corp. Shares were validly authorized and issued, are fully paid and non-

assessable and were not issued in violation of any applicable laws; (iv) they each own the Indian Corp Shares free and clear of all claims, liens and encumbrances of any kind; (v) they have the authority to transfer the Indian Corp Shares to Buyer; (vi) they shall determine promptly the necessary steps and associated costs to transfer the Indian Corp Shares to Buyer and so advise Buyer; (vii) they shall take no action with respect to the Indian Company without first obtaining the prior written approval of Buyer; (viii) they shall hold the Indian Corp Shares in trust for Buyer and (A) immediately deliver or assign the Indian Corp Shares as directed by Buyer without any additional consideration; or (B) take such actions as directed by Buyer without additional consideration.

(3) Oommen agrees not to engage in any business that competes, directly or indirectly, with a product or service of the Company, individually or as an owner, officer, director, manager, employee, consultant or independent contractor of any other firm or organization (“Competitive Activity”) related to the fields of Genomics (as defined below) or Bioinformatics (as defined below) in the United States of America and every foreign county in which Company is doing business on the Closing Date (“Territory”) for a period of sixty (60) months following the Closing Date. Oommen acknowledges that the Company’s Genomic and Bioinformatic products and services are marketed throughout the United States of America and numerous countries.

(4) Pomp is presently a full time employee (defined as 9 months effort or greater) at the University of North Carolina at Chapel Hill (“UNC”) and the parties wish to acknowledge Pomp’s right to continue his academic work. While Pomp is a full time employee at UNC or any other academic institution or at any not-for-profit institution outside the field of agribusiness in the food and animal industries, Pomp agrees that he shall not, individually or as an owner, officer, director, manager, employee, consultant or independent contractor of any other firm or organization (including without limitation UNC or any other academic institution or at any not-for profit outside the field of agribusiness in the food and animal industries), provide Genomic or Bioinformatic products or services to commercial agribusiness in the food or animal industries for any reason in the Territory, regardless of whether Pomp will be entitled to receive compensation or any other consideration in exchange therefor, for a period of sixty (60) months following the Closing Date. The period of time between the Closing Date and the date on which Pomp is no longer a full time employee of UNC or of any academic or not-for-profit institution outside the field of agribusiness in the food and animal industries (“End Date”) is referred to as the “Covered Period”. Pomp acknowledges that the Company’s Genomic and Bioinformatic products and services are marketed throughout the United States of America and numerous countries.

Notwithstanding anything herein to the contrary, while Pomp is employed full time at UNC or any other academic institution or at any not-for-profit institution outside the field of agribusiness in the food and animal industries, Pomp shall not be prohibited in connection with such employment from conducting any research, or from working with any collaborators, with any rodent and/or human populations, samples, DNA or data.

(5) Subject to the last paragraph of Section 9.(a)(4), after the End Date, Pomp agrees not to engage in any Competitive Activity related to the fields of Genomics or Bioinformatics in the Territory for a period of sixty (60) months following the Closing Date minus the number of days in Covered Period, if any.

(6) The term “Genomic” or “Genomics” includes but is not limited to genotyping, SNP discovery, and DNA sequence analysis, and services associated with providing these analyses.

(7) The term “Bioinformatic” or “Bioinformatics” shall mean the use of computer science, mathematics, and information theory to model and analyze biological systems, especially systems involving genetic material.

(b) Buyer’s Covenants. Buyer covenants and agrees with Sellers that within one year following Closing, Buyer shall cause the Company to spend an aggregate of One Million Dollars ($1,000,000) for purchase of equipment for use in the Business. Sellers shall be entitled to injunctive remedies for breach of this provision.

10. Transactions Subsequent to Closing.

(a) Further Assurances. Buyer and each Seller agree that, from time to time after Closing, and upon request, they shall execute, acknowledge and deliver such other instruments as reasonably may be required to more effectively transfer and vest in Buyer the Seller’s Shares or to otherwise carry out the terms and conditions of this Agreement.

11. Tax Matters.

(a) Tax Sharing Agreements. Sellers will cause any tax sharing or other allocation agreement with respect to Taxes between Company and Sellers (or any affiliates) to be terminated as of the Closing Date so that they have no further effect for any taxable period. This Section 11 and Section 4(l) above shall control all of the parties’ respective obligations for Taxes affecting Company and supersedes any and all prior agreements, contracts or understandings regarding Company’s Taxes. Section 11 shall control any conflict between Sections 11 and 4.(l).

(b) Tax Returns.

(1) Income Tax Returns. Buyer shall cause Company to consent to join, for all Tax periods of Company ending on or before the Closing Date for which Company is eligible to do so, in any consolidated or combined federal, state or local Income Tax Returns of Sellers. Buyer and Sellers shall make any available election that will cause the taxable year of the Company to end on the Closing Date. Buyer shall cause to be prepared and timely filed any and all consolidated or combined federal, state or local Income Tax Returns as well as any separate federal, state, local or foreign Income Tax Returns for Company for all Tax periods of Company ending before, on or after the Closing Date. Sellers shall have the right to approve all income tax Returns of Company that are prepared by or at the direction of Buyer that covers a tax period ending on or before the Closing Date and any period beginning before and ending after the Closing Date (a “Straddle Period”), which approval shall not be unreasonably withheld, conditioned or delayed. Sellers shall pay on a timely basis all income Taxes in respect to the period ending on or before the Closing Date (“Pre-Closing Period”) shown as due on such Returns except to the extent included in Final Closing Liabilities (as defined in Section 12.(e)). Buyer shall pay on a timely basis all income Taxes in respect to tax periods of Company ending after the Closing Date (“Post Closing Period”). The parties shall make available to each other copies of the portions of such Returns relating to Company for taxable years ending before or including the Closing Date.

(2) Non-Income Tax Returns. Buyer shall cause to be prepared and timely filed all non-Income Tax Returns of Company for all Tax periods ending before, on or after the Closing Date. Seller shall have the right to approve all non-Income Tax Returns of Company that are prepared by or at the direction of Buyer that covers a tax period ending on or before the Closing Date or for any Straddle Period, which approval shall not be unreasonably withheld or delayed. Except to the extent included in Permitted Liabilities, Sellers shall pay on a timely basis all non-Income Taxes in respect of the Pre-Closing Period as shown as due on such returns; provided, that Buyer shall pay or cause Company to pay on a timely basis the portion of such Pre-Closing Period non-Income Taxes which are part of the Closing Liabilities. Buyer shall cause Company to pay all non-Income Taxes to which such non-Income Tax Returns relate for all periods after the Closing Date. The parties shall make available to each other copies of non-Income Tax Returns of the Companies covering Tax periods ending before or including the Closing Date.

(3) Buyer will make (and Sellers will cooperate in making) any available elections to have the Company’s taxable year end on the Closing Date. In order to determine the allocation of taxes for a Straddle Period (“Straddle Period Taxes”) between the Pre-Closing Period and the Post Closing Period as follows: (i) in the case of any Straddle Period Taxes other than Straddle Period Taxes based upon income or receipts, the Pre-Closing Period Taxes for all Business activities or operations that are related to the passage of time (e.g. income or real estate taxes) shall be determined as the amount of Straddle Period Tax multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Straddle Period Taxes based upon or related to income or receipts, the Pre-Closing Period Taxes shall be determined as the amount which would be payable if the Straddle Period ended as of the Closing Date; provided however, any Taxes payable as a result of an event or series of events that fixes liability (e.g. payroll taxes) shall be payable by the party who owned GeneSeek on the date the event occurred that fixed liability. Any credits or refunds relating to a Straddle Period shall be taken into account (and allocated between the Parties) as though the relevant Pre-Closing Period of such Straddle Period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner that does not accelerate deductions or defer income. With respect to any such Straddle Period returns or filings, the non-filing party shall pay to the filing party, upon written notice form the filing party and not later than five Business Days before the due date for payment of such Taxes, an amount equal to the portion of such Straddle Period Taxes for which the non-filing party is liable under this Section, and the filing party shall, promptly following the filing thereof, provide the non-filing party with a copy of such return or other filing and a copy of a receipt showing payment of any such Straddle Period Tax.

(c) Allocation of Income Tax Benefits. If any adjustments shall be made to any federal, state, local or foreign Income Tax returns relating to Company for the Pre-Closing Period which result in any Income Tax detriment to Company with respect to such period and any Income Tax benefit to Company for any Tax period ending after the Closing Date (to the extent such Income Tax benefit is realized after the Closing Date), Buyer shall be entitled to the benefit of such Income Tax benefit but an indemnification for the Tax detriment will be reduced by the amount of such Tax benefit. If any adjustment shall be made to any federal, state, local or foreign Income Tax returns relating to Company for any Tax period ending after the Pre-Closing Period which result in any Income Tax detriment to Buyer, Company or any affiliate of Buyer with respect to such period and any Income Tax benefit to Sellers or any affiliate of Sellers for any Pre-Closing Period, Buyer shall be entitled to the benefit of such Income Tax benefits to the extent of the related Income Tax detriment except to the extent Sellers paid such Taxes or it was reflected in Purchase Price.

(d) Sellers’ Tax Indemnity. Subject to the limitations set forth in Section 8(f), from and after the Closing Date, Sellers shall pay for, and shall indemnify, defend and hold harmless each of the Buyer and Company from and against, any liability for Taxes imposed on Company in respect to the Pre-Closing Period (net of any related corresponding tax benefit) to the extent not included in the Permitted Liabilities.

(e) Refunds. Anything in this Agreement to the contrary notwithstanding, any refunds of Taxes received by Company attributable to the Pre-Closing Period shall be for the benefit of Buyer.

(f) Tax Audits. Buyer shall promptly notify Sellers in writing upon receipt by Buyer, any affiliate of Buyer, or Company of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments of Company (other than consolidated or combined Income Tax audits, examinations or assessments), so long as any Taxable year within the Pre-Closing Period remains open. Sellers shall have the sole right to represent Company and its predecessors in any Tax audit or administrative or court proceeding relating to the Pre-Closing Period, and to employ counsel of its choice at its expense; provided Sellers shall not agree or consent to any proposed adjustment that adversely affects Company after the Closing without Buyer’s prior written consent, which shall not be unreasonably withheld or delayed. Buyer shall not file any amended Tax Return or take any other action which would have the effect of reducing the Purchase Price, increasing Sellers’ liability for Taxes of Indemnification without notifying Sellers in advance and providing Sellers a reasonable opportunity to review and consent thereto, which consent shall not be unreasonably withheld, delayed or conditioned.

(g) Buyer’s Indemnity. From and after the Closing Date, Buyer shall indemnify, defend and hold Seller and its affiliates harmless from and against, any liability for all Taxes for Tax periods (or portion thereof) of Company which occur or begin after the Closing Date, including, without limitation, any such liability with respect to operations of Company and dispositions of assets by Company after the Closing Date, and Buyer shall pay, indemnify and hold Seller and its affiliates harmless from and against any liability resulting directly or indirectly from any breach or nonfulfillment of any agreement or covenants on the part of Buyer or Company under this Section 11.

12. Final Determination of Cash Price.

a. As soon as practicable, but in no event later than sixty days following the Closing, Buyer shall prepare, or cause to be prepared, and deliver to Seller the values, determined in accordance with this Agreement, as of the Closing Date for Total Assets (“Closing Date Total Assets Statement”) and Total Liabilities (“Closing Date Total Liabilities Statement (collectively, “Closing Date Statements”).

b. Sellers shall have thirty days following the receipt of complete and accurate data from Buyer regarding computation of the Closing Date Statements to review the Closing Date Statements after their delivery by Buyer. If Sellers determine that any of the Closing Date Statements has not been prepared in accordance with the Agreement, Sellers shall, on or before the last day of such thirty day period, send its objections to Buyer in writing (“Sellers’ Objection”), setting forth a specific description of the basis of Sellers’ determination and the adjustments to such Closing Date Statements to which Sellers object. If no Sellers’ Objection is sent to Buyer within such thirty day period, then the Closing Date Statements become the final Total Assets and Total Liabilities as of the Closing Date.

c. Sellers shall have thirty days from its receipt of Sellers’ Objection to review and respond to Sellers’ Objection (“Sellers’ Review Period”).

d. Buyer and Sellers shall use reasonable efforts to resolve any disagreements with respect to the proposed adjustments set forth in Sellers’ Objection. If Buyer and Sellers are unable to resolve such disagreements within the Sellers’ Review Period, they shall refer any remaining disagreements (“Unresolved Items”) to the CPA Firm (as defined below) which, acting as experts and not as arbitrators, shall determine, on the basis set forth in and in accordance with the Agreement, and only with respect to the Unresolved Items, whether and to what extent, if any, the Closing Date Statements require adjustment. Sellers and Buyer shall instruct the CPA Firm to deliver its written determination to Sellers and Buyer no later than thirty days after such disagreements are referred to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon Sellers and Buyer.

e. The amount of Total Assets and Total Liabilities as of the Closing Date agreed upon or as determined by the CPA Firm as provided in this Section 12, as applicable, shall be the “Final Closing Total Assets” and “Final Closing Total Liabilities”, respectively. The term “Final Closing Net Assets Value” shall mean the Final Closing Total Assets minus the Final Closing Total Liabilities.

f. The fees and disbursements of the CPA Firm shall be borne by Sellers and Buyer based on the following formula: (i) Sellers shall pay that portion of such fees and expenses equal to the total of such fees and expenses multiplied by a fraction, the numerator of which is the amount of the Unresolved Items resolved in favor of Buyer and the denominator of which is the total amount of Unresolved Items; and (ii) Buyer shall pay that portion of such fees and expenses equal to the total of such fees and expenses multiplied by a fraction, the numerator of which is the amount of Unresolved Items resolved in favor of Sellers and the denominator of which is the total amount of Unresolved Items.

g. Buyer and Sellers shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the Closing Date Statements and to Sellers’ Objection and all other items reasonably requested by the CPA Firm in connection with its review. Sellers and their accountants shall have reasonable access to all information used by Buyer in preparing, and employees of the Company and its agents involved in the preparation of, the Closing Date Statements, including, in each case, the work papers of Buyer’s accountants, in each case during regular business hours and upon reasonable advance notice. Each party shall have reasonable access to all information used by the CPA Firm in reaching its determination.

h. The term “CPA Firm” shall mean an independent certified public accounting firm agreed to by Sellers and Buyer.

13. Notices. All notices and other communications required or permitted under this Agreement shall be given if mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or messenger, fax, nationally recognized overnight courier or telegram to the parties at the following addresses, or to such other changed address as such party may have given by notice:

Buyer:	Neogen Corporation
620 Lesher Place
Lansing, Michigan 48912
Attn: President
Facsimile:
517-372-0108
Email: jherbert@neogen.com

And a copy to:	Lowe Law Firm, P.C.
Attention: Richard C. Lowe
2375 Woodlake Drive, Suite 380
Okemos, MI 48864
Facsimile:
517-908-0901
Email:dlowe@lowelaw.net

Sellers:	To the addresses listed on attached Exhibit A

And a copy to:	David A. Rubenstein
Drinker Biddle & Reath LLP
191 N. Wacker Drive
Chicago, IL 60606
Facsimile: 312-569-3134
Email: david.rubenstein@dbr.com

14. Applicable Law; Venue. This Agreement has been executed, delivered and accepted at and shall be deemed to have been made at Lansing, Michigan and shall be interpreted and the rights and liabilities of the parties shall be determined in accordance with the laws of the State of Michigan. The parties waive personal service of any and all process upon them and consent that all such service of process be made by registered mail directed to the parties at their addresses set forth on Exhibit A of the Agreement and service so made shall be deemed to be completed five business days after the material shall have been deposited in the mail, postage prepaid. The parties agree that any action shall be brought in the court of appropriate jurisdiction in Ingham County, Michigan or U.S. District Court for the Western District of Michigan. The parties consent to jurisdiction and waive all claims of improper venue and forum non-conviens.

15. Integration. This Agreement (including attached Exhibits and Schedules) and the Confidentiality Agreement, dated on or about September 30, 2009 sets forth the entire agreement and understanding between the parties as to the subject matter, and supersedes all prior discussions, representations, amendments or understandings of every kind and nature between them.

16. Amendments. Any amendment, alteration, supplement, modification or waiver shall be invalid unless it is in writing and signed by all parties.

17. Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without the provision.

18. Assignability. This Agreement may be assigned by Buyer without the prior written consent of Sellers; provided, Buyer shall continue to be liable for the performance of all obligations pursuant to the Agreement. Sellers may not assign this Agreement without the prior written consent of Buyer, which consent may be withheld for any or no reason; provided that Sellers may assign rights hereunder to their heirs or personal representatives; provided further that Sellers shall remain liable for all obligations pursuant to this Agreement.

19. Benefit. This Agreement shall be binding upon and inure to the benefit of Buyer and its successors and assigns and of Sellers and their respective personal representatives, heirs, successors and permitted assigns.

20. Captions. Captions contained in this Agreement are inserted for reference and in no way define, limit, extend or describe the Agreement or the intent of any provision in this Agreement.

21. Pronouns. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the parties may require.

22. Exhibits. The parties agree that the Exhibits attached to this Agreement shall be treated for all purposes as part of this Agreement.

23. Prevailing Party. The prevailing party in any arbitration or permitted litigation involving this Agreement shall be entitled to recover, in addition to any other relief obtained, the costs and expenses, including reasonable attorney’s fees and expenses, incurred by the prevailing party.

24. Construction of Agreement. The parties agree that this Agreement has been jointly drafted and that neither party may assert an ambiguity in the construction of this Agreement against another party because the other party allegedly drafted the allegedly ambiguous provision.

25. Interpretation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “Company’s knowledge” shall mean the actual knowledge of those individuals set forth on Exhibit 25. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to the Agreement unless otherwise defined in the Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in the Agreement means such agreement, instrument, or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to any person or entity are also to its permitted successors and assigns.

26. Defined Terms. Defined terms used in this Agreement have the meanings ascribed to them in the paragraphs contained in attached Exhibit 26.

27. Expenses. Each party shall pay its own costs associated with the preparation and negotiation of this Agreement; provided, no portion of the costs or fees of this transaction shall be paid for by Company, except to the extent taken into account in calculating the Post-Closing Purchase Price Adjustment Amount.

28. Appointment of Seller Representative.

(a) Upon completion of Closing, and without any further action, Sellers appoint Oommen (“Seller Representative”) as agent and attorney in fact by and for each Seller (“Seller Beneficiaries”) to give and receive notices and communications, to receive payments, to agree to, negotiate, enter into settlements and compromises of claims, and initiate arbitration and litigation and comply with orders of any arbitration panel and court with respect to, such claims, to act on behalf of the Seller Beneficiaries with respect to the determination of all Damages, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of any of the preceding. The Seller Beneficiaries may remove an incumbent representative and designate a successor representative if the designated representative dies, resigns or is removed at any time by approval in writing of Seller Beneficiaries representing at least a majority of the Sellers’ Shares immediately preceding the Closing. Notices or communications by Buyer to the Seller Representative or from the Seller Representative to Buyer shall constitute notice or communication to or from each of the Seller Beneficiaries. The power of attorney granted by Sellers to the Seller Representative shall be irrevocable and coupled with an interest.

(b) The Seller Representative shall not be liable to any Seller for any act done or omitted under this Agreement while acting in good faith and in the exercise of reasonable judgment (including but not limited to making payment to the Seller Representative for all Seller Beneficiaries). The Seller Beneficiaries, as a class, ratably in accordance with their respective ownership percentage interest, shall indemnify the Seller Representative and hold the Seller Representative harmless against any loss, liability or expense incurred.

(c) A decision, act, consent or instruction of the Seller Representative shall constitute a decision by all Seller Beneficiaries and shall be final, binding and conclusive upon each of the Seller Beneficiaries, and Buyer may rely upon such written decision, consent or instruction of the Seller Representative as being the decision, consent or instruction of each of the Seller Beneficiaries. Buyer shall not have any liability to any person or entity for any acts done by it in accordance with such decision, consent or instruction of the Seller Representative.

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The parties have executed this Agreement as of the date first above written.

Sellers:

/s/ Abraham Oommen		/s/ Daniel H. Pomp
Abraham Oommen		Daniel H. Pomp

/s/ Anna M. Oommen
Anna M. Oommen

University of Nebraska Foundation		University of Nebraska Technology Park, LLC

By:	/s/ Daniel Morin	By:	/s/ Stephen Frayser
	,		,
	Its Director of Investments		Its President

Company:		Buyer:

GeneSeek, Inc.		Neogen Corporation

By:	/s/ Abraham Oommen	By:	/s/ James L. Herbert
	Abraham Oommen, its President		James L. Herbert, its Chairman
and Chief Executive Officer

Amendment No. 1

to Stock Purchase Agreement

This Amendment No. 1 (“Amendment No. 1”) is made on June 28, 2010 between Neogen Corporation, a Michigan Corporation, (“Buyer”), GeneSeek, Inc., a Nebraska Corporation (“Company”), and all former Shareholders of the Company (“Sellers”).

Recitals

A. The parties entered into a Stock Purchase Agreement as of March 31, 2010 by which Purchaser purchased all of the Sellers’ stock in the Company (“SPA”).

B. The parties desire to amend the SPA on the terms contained in this Amendment No. 1.

The parties agree as follows:

1. Defined Terms. Capitalized terms in this Amendment No. 1 shall have the same meaning ascribed to them as in the SPA.

2. Seller Representative. Pursuant to Section 28 of the SPA, Abraham Oommen is the incumbent Seller Representative.

3. Amendment of Sections 2.(c)(1). Section 2.(c)(1) of the SPA shall be deleted in its entirely and replaced with the following:

“(1) The Applicable Percentage times 50% of the excess, if any, of the sum of the Gross Profit (as defined in Section 2.(d)(2)) minus Applicable Depreciation (as defined in Section 2.(d)(5)) minus the Base (as defined in Section 2.(d)(6)) for the first Counting Year (as defined in Section 2.(d)(1)) after the Closing Date; provided in no event shall the amount payable by Buyer pursuant to Section 2.(a), (b) and (c)(1) exceed the Cap (as defined in Section 2.(d)(7)).”

4. Amendment of Section 2.(c)(2). Section 2.(c)(2) of the SPA shall be deleted in its entirely and replaced with the following:

“(2) The Applicable Percentage times 50% of the excess, if any, of the sum of the Gross Profit minus Applicable Depreciation minus the Base for the second Counting Year after the Closing Date; provided in no event shall the amount payable by Buyer (i) pursuant to Section 2.(a), (b), (c)(1) and (c)(2) exceed the Cap.”

5. Amendment of Section 2.(c)(3). Section 2.(c)(3) of the SPA shall be deleted in its entirely and replaced with the following:

“(3) The Applicable Percentage times 50% of the excess, if any, of the sum of the Gross Profit minus Applicable Depreciation minus the Base for the third Counting Year after the Closing Date; provided in no event shall the amount payable by Buyer (i) pursuant to Section 2.(c)(3) exceed One Million Five Hundred Thousand Dollars ($1,500,000); and (ii) pursuant to Section 2.(a), (b), (c)(1), (c)(2) and (c)(3) exceed the Cap.”

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6. Amendment of Sections 2.(d)(9) and (10). Sections 2.(d)(9) and (10) of the SPA are deleted in their entirety.

7. Amendment of Section 8.(f). Section 8.(f) is amended to change the word “Fifty” to “Seventy Five”.

8. Other Provisions. Expect as expressly modified by this Amendment No. 1, all SPA provisions shall be effective.

9. Incorporation of Terms. The parties agree that all of the provisions contained in Sections 13 through 21, 23 through 25 and 27 of the SPA shall be incorporated into this Amendment No. 1.

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BUYER:

NEOGEN CORPORATION

June 28, 2010	By:	/s/ James L. Herbert
James L. Herbert,
Its Chairman

COMPANY:

GENESEEK, INC.

June 28, 2010	By:	/s/ James L. Herbert
James L. Herbert,
Its: President

SELLERS:

July 12, 2010	By:	/s/ Abraham Oommen
Abraham Oommen,
Seller Representative

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